Software Development and Integration
and
Manufacturing Assistance Agreement

This Software Development and Integration and Manufacturing Assistance Agreement (this “Agreement”) is made as of April 6, 2009 between ACN Digital Phone Service, LLC, a Delaware limited liability company with its principal place of business at 1000 Progress Place, Concord, NC 28025 (“ACN”), and Ojo Video Phones LLC, a Pennsylvania limited liability company with its principal place of business at 3190 Tremont Avenue, Trevose, PA 19053 (“OJO” and together with ACN, the “Parties” or a “Party” as the case may be).

Recitals

Whereas, ACN sells video phones together with digital phone service using Voice over Internet Protocol; and

Whereas, OJO develops software for, manufactures, and sells certain video phone communication devices and related accessories, providing a variety of services with respect thereto; and

Whereas, ACN, in accordance with the terms of this Agreement, wants to retain OJO to develop software (the “Developed Software”) for ACN’s existing video phone (“IRIS 3000”) according to mutually agreed specifications, and to assist ACN with the capability to manufacture and acquire IRIS video phones, including, without limitation, the IRIS 3000 with the Developed Software integrated therein (the “IRIS 3000W”), with such effort being generally referred to hereunder as Phase 1; and

Whereas, pursuant to the terms and conditions of an ACN Consumer Communications Equipment Master Purchase Agreement (the “Commercial Agreement”) that is being executed by the Parties concurrently herewith, OJO has agreed to develop and to sell to ACN a new video phone, using the DaVinci chip and the Developed Software (the “IRIS 4000”) according to mutually agreed specifications with such effort being generally referred to hereunder as Phase 2.

Now, Therefore, in consideration of the mutual covenants, representations and warranties of the Parties contained in this Agreement, the Parties hereby agree as follows:

1.1.           Phase 1 Development

OJO shall carry out a project (the “Project”) to specify, develop and deliver software that (i) is specially developed or customized for the IRIS 3000, (ii) shall reasonably fulfil ACN's objectives and requirements as described in Appendix 1, and (iii) shall be compliant with the  mutually agreed specifications that are to be developed as part of the Project.

1.2           Development tools – development method

OJO shall be responsible for selecting the development tools, methods and environment, and establishing and maintaining this development environment.  If ACN has any special requirements concerning the development environment or method, then such requirements will be communicated in writing to OJO.

1.3           Project implementation and cooperation

1.3.1  OJO shall carry out the Project in accordance with a mutually agreed work schedule to be developed as part of the Project.

1.3.2  Both ACN and OJO shall have a development project manager. The development project managers are responsible for the day-to-day follow-up of their own personnel, and they are responsible for planning and following up their own obligations.

1.3.3  The development project managers shall meet frequently to monitor the progress of the development effort and to provide feedback to each other as the Project progresses.  The development project managers shall also provide each other with the information from their respective organizations that is reasonably required to manage, monitor and complete this development effort.

1.4           Detailed specifications and project plan

1.4.1  OJO shall prepare Detailed Specifications and a Software Development Project Plan for the Developed Software based on consultation with ACN and the documentary materials provided to OJO by ACN for such purpose.   The Detailed Specifications shall consist of a detailed itemization and/or definition of the Developed Software and its required operation and functionality.  The Detailed Specifications shall form the basis for the development to be carried out in the development. The Software Development Project Plan shall consist of the anticipated schedule for the development project, and the allocation of project responsibilities as required for this schedule.  This work shall be carried out in close cooperation and consultation with ACN.

1.4.2  Upon agreement of the parties on the Detailed Specifications and the Software Development Project Plan the same shall be finalized in writing and attached hereto as Appendices 2 and 3 respectively.

1.4.3  The Parties acknowledge and agree that the Detailed Specifications and the Software Development Project Plan may be subject to change during the course of the development effort, and as such, the Parties will reasonably cooperate to evaluate and accommodate proposed changes as the same may arise.

1.5           Development of the Developed Software

OJO shall develop the Developed Software described in the Detailed Specifications. OJO is responsible for designing, developing and testing the Developed Software in accordance with the Detailed Specifications and the Software Development Project Plan.

1.6           Title, Rights and Interests

As between the Parties, each Party expressly retains all title, right and interest in and to their respective confidential and/or proprietary information and work product as the same may be developed, furnished or utilized hereunder.

1.7           Testing

OJO and ACN shall cooperate to carry out any tests that are necessary to verify that the Developed Software functions in accordance with the agreed Detailed Specifications prior to field installation and use in IRIS 3000W.

1.8           Manufacture and sourcing of IRIS 3000 and 3000W

Pending the development of the IRIS 4000, the Parties will jointly develop a plan to provide for the manufacture and purchase of the IRIS 3000 (and ultimately the IRIS 3000 W) through and with OJO’s assistance, from ACN’s existing IRIS 3000 manufacturing partner, UMEC. Such plan may involve the assignment to OJO, in whole or in part, of ACN’s current contract with UMEC (attached hereto as Appendix 4 and referred to herein as the UMEC Contract), the creation of an agency relationship, or some other arrangement as the Parties may mutually agree, and that would reasonably facilitate continued supply to ACN of products and services as required for its business.  Such plan would also provide for the potential download of the Developed Software to deployed IRIS 3000’s, resulting in an upgrade of the same to IRIS 3000Ws.

1.9           Project implementation and cooperation

1.9.1  OJO shall carry out the Project in accordance with a mutually agreed work schedule to be developed as part of the Project.

1.9.2  Both ACN and OJO shall have a manufacturing project manager. The manufacturing project managers are responsible for the day-to-day follow-up of their own personnel, and they are responsible for planning and following up their own obligations.

1.9.3  The manufacturing project managers shall meet frequently to monitor the progress of the Project and to provide feedback to each other as the Project progresses.  The manufacturing project managers shall also provide each other with the information from their respective organizations that is reasonably required to manage, monitor and complete the Project.

1.9.4  The Parties acknowledge and agree that the manufacture and purchase of Phase 1 video phone products will inherently involve the application of the terms and conditions of the UMEC Contract, and to the extent such terms and conditions are different from the terms and conditions set forth in the Commercial Agreement which provide for the routine development and sourcing by ACN from OJO of the Phase 2 video phone products, such UMEC Contract shall govern.  The Parties however agree to reasonably cooperate to modify or adapt the terms and conditions of the UMEC Contract as they are applied hereunder to the extent possible and necessary to facilitate the object and scope of the Project.

2.1           Product Manufacture and Software Integration Project Plan

2.1.1  OJO shall prepare a Product Manufacture and Software Integration Project Plan for the Project based on consultation with ACN and the documentary materials provided to OJO by ACN for such purpose.  The Product Manufacture and Software Integration Project Plan shall consist of a detailed itemization and/or definition of the efforts required for the Project, the anticipated schedule for the Project and the responsibility of the Parties with respect to the Project.  This work shall be carried out in close cooperation and consultation with ACN.

2.1.2  Upon agreement of the parties on the Product Manufacture and Software Integration Project Plan the same shall be finalized in writing and attached hereto as Appendix 5.

2.1.3  The Parties acknowledge and agree that the Product Manufacture and Software Integration Project Plan may be subject to change during the course of the development effort, and as such, the Parties will reasonably cooperate to evaluate and accommodate proposed changes as the same may arise.

2.2           Price and payment

ACN shall pay OJO an aggregate of $1.2 million USD for the Project.  Payment will be made in three installments of $400,000 USD each as follows:  the first such installment shall be made on April 30, 2009, the second installment shall be made on May 30, 2009, and the third installment shall be made on June 30, 2009.  Each such payment shall be made by wire transfer.  Such payments are intended only to partially compensate WorldGate for its efforts under the Phase 1 project as payment for a worldwide, irrevocable, transferable, perpetual up-front, pre-paid software license , and such payments are expressly not intended as a payment of, or consideration for, any per unit download or integration software license fees, product purchase price, or other per unit hardware, software or intellectual property acquisition cost, whether through UMEC or OJO.  All such other fees, prices and costs are subject to future negotiation and agreement by the Parties.

2.3        General provisions

2.3.1  Notices.  All notices required to be given hereunder shall be in writing and shall be considered received (a) on the day of actual transmittal when transmitted by facsimile or email with written confirmation of such transmittal, (b) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (c) on the third business day following actual transmittal when transmitted by registered or certified mail, return receipt requested, postage prepaid, in each case when transmitted to a Party at the address shown below, or at such other addresses as that Party may, from time to time, advise in writing in accordance with this Section.

OJO:     WorldGate Service Inc.
              3190 Tremont Ave.
              Trevose, PA  19355
              Attn:  General Counsel

ACN:   ACN Digital Phone Service, LLC
             1000 Progress Place
             Concord, NC 28025
             Attn:  General Counsel – North America

2.3.2  Assignment.  Neither Party shall have the right to assign, transfer or sublicense its rights or obligations under this Agreement without the prior written consent of the other Party, except that either Party may assign its rights and obligations under this Agreement without the other Party's approval to the extent such assignment is limited to a change in corporate form of such Party only.  Any prohibited assignment shall be null and void.

2.3.3  Relationship.  Each of ACN and OJO shall conduct its business in its own legal name and at its own expense and risk, and shall be responsible, as an independent contractor, for (i) paying all taxes, levies, tariffs, duties, fees and other charges imposed by the applicable governmental authorities in connection with activities hereunder, (ii) securing and maintaining all required approvals, registrations, permits and licenses, and (iii) otherwise complying with all laws and regulations governing the conduct of its business.  ACN and OJO are independent contractors, and as such, shall not act or represent themselves, directly or by implication, as an agent for the other or assume or create any obligation on behalf of or in the name of the other, or otherwise bind the other in any manner.  Nothing herein shall be deemed to create an agency, partnership, franchise or joint venture between the parties.

2.3.4  Waiver.  The failure of either Party to enforce at any time the terms, conditions, requirements, or any other provisions of this Agreement shall not be construed as a waiver by such Party.

2.3.5  Headings.  The headings of paragraphs contained herein are for convenience and reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation thereof.

2.3.6  Severability.  The Parties agree that if any portion of this Agreement shall be held illegal and/or unenforceable, the remaining portions of this Agreement shall continue to be binding and enforceable provided that the efficacy of the remaining portion of this Agreement would not defeat the overall business intent of the Parties, or give one Party any substantial financial benefit to the detriment of the other Party.

2.3.7  Governing Law.  This Agreement and its Appendices shall be governed by the laws of the State of New York, excluding its conflicts of law rules.

2.3.8  Dispute Resolution

2.3.8.1  Informal Dispute Resolution.
Prior to filing any arbitration proceeding pursuant to Section 2.3.8.2 below, the Party intending to file such a proceeding shall be required to notify the other Party in writing of the existence and the nature of any dispute.  Within fifteen (15) business days after the other Party’s receipt of such notice, the authorized representatives of both of the Parties shall meet in order to attempt to resolve the dispute amicably.  If such informal dispute resolution attempts prove to be unsuccessful, either Party may initiate an arbitration proceeding as described in Section 2.3.8.2 below.

2.3.8.2   Arbitration.
All controversies, disputes or claims arising in connection with, from or with respect to this Agreement which are not resolved by the informal dispute resolution described in Section 2.3.8.1 above, shall be finally settled in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then obtaining, by a panel of three arbitrators.  Each Party shall have the right to appoint one arbitrator from the list of arbitrators supplied to the Parties by the AAA, and the two arbitrators so appointed shall appoint the third.  The place of arbitration shall be the City of New York, New York, USA and the language of the arbitration shall be in English.  The arbitrators shall determine the matters in dispute in accordance with the internal law of the State of New York, without reference to the Convention on Contracts for the International Sale of Goods.  Except as precluded by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, the internal procedure and substantive laws of New York and the United States Federal Arbitration Act shall govern all questions of arbitral procedure, arbitral review, scope of arbitral authority, and arbitral enforcement.  The Parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in U.S. Dollars, free of any tax, deduction or offset, and that any costs, fees or taxes instant to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement.  No claim may be submitted by a Party to arbitration in accordance with this Section unless such submitting Party notifies the other Party within two (2) years of the date on which the submitting Party first knew or should have known of the existence of the facts indicating the existence of such dispute.
Each Party shall continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance).

2.3.9  Entire Agreement.  This Agreement constitutes the entire Agreement between the Parties and supersedes all prior discussion, either oral or in writing.

2.3.10  Amendment.  The terms and conditions of this Agreement will prevail notwithstanding any variance with the terms and conditions of any order.  Except as expressly set forth in this Agreement, this Agreement shall not be deemed, or construed to be, modified, amended, rescinded, or canceled in whole or in part, except by written amendment executed by the Parties hereto.

2.3.11  Survival.  Provisions of this Agreement relating to confidentiality, license, branding, warranty, indemnity, limit of liability, export, assignment, governing law, dispute resolution, and survival shall survive the termination or expiration of this Agreement.

2.3.12  Incorporation.  All Appendices attached hereto are incorporated herein by this reference.

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INTENDING TO BE LEGALLY BOUND, the Parties hereto have caused this Software Development and Integration and Manufacturing Assistance Agreement to be executed as of the date and year first above written.

ACN Digital Phone Service, LLC	Ojo Video Phones LLC

/s/ Dave Stevanovski	/s/ Harold M. Krisbergh
(Signature)	(Signature)

Dave Stevanovski	Harold M. Krisbergh
(Typed/Printed Name)	(Typed/Printed Name)

President
(Title)	(Title)